Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into as of 1st day of July, 2009, by and between eLandia International Inc., a Delaware corporation (“Purchaser”) and Jorge Enrique Alvarado Amado, an individual (the “Seller”). Purchaser and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. The Parties are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and/or Section 4(1) of the Securities Act.

B. Upon the terms and conditions of this Agreement, Purchaser has agreed to purchase, and Seller wishes to issue and sell to Purchaser, 3,000,000 common membership units (the “Common Units”) of Elandia/Desca Holdings LLC, a Delaware limited liability company (the “Company”), the terms of which are as set forth in the Limited Liability Company Agreement of the Company, as amended (the “LLC Agreement”).

Operative Terms

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“AAA” has the meaning set forth in Section 8(t)(i).

“Additional Note” has the meaning set forth in Section 2(f).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses; provided, however, that the term “Adverse Consequences” shall exclude punitive, special or consequential damages.

“Adjustment” has the meaning set forth in Section 2(h)(i).

“Adjustment Date Balance Sheet” has the meaning set forth in Section 2(h)(ii).

“Adjustment Date Net Asset Value” has the meaning set forth in Section 2(h)(i).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act, 17 C.F.R. 240.12b-2 (2006).

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreed Amount” has the meaning set forth in Section 6(e)(iii).

“Agreement” has the meaning set forth in the Preface.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day except a Saturday, Sunday or other day in which federal banking institutions in the United States of America or banking institutions in Miami, Florida are authorized by law or regulation to close.

“Change in Control” with respect to Purchaser, means any of the following: (i) a sale of all or substantially all of the assets of Purchaser; (ii) the acquisition of more than 50% of the capital stock of Purchaser (with all classes or series thereof treated as a single class) by any Person or group of Persons; (iii) a reorganization of Purchaser whereby the holders of capital stock of Purchaser receive stock or equity interests in another company (other than a subsidiary of Purchaser), a merger of Purchaser with another company whereby there is a 50% or greater change in the ownership of the capital stock of Purchaser as a result of such merger, or any other transaction in which Purchaser (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or (iv) a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then-outstanding capital stock of Purchaser, for purposes hereof the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934, as amended, or related rules promulgated by the Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding membership units; provided, however, that a Change of Control shall expressly not include (x) any consolidation or merger effected exclusively to change the domicile of Purchaser, or (y) any transaction or series of transactions principally for bona fide equity financing purposes.

“Cisco” has the meaning set forth in Section 2(d)(i)(F).

“Cisco Agreement” has the meaning set forth in Section 2(d)(i)(F).

“Cisco Estoppel and Waiver” has the meaning set forth in Section 2(d)(i)(F).

“Claim” has the meaning set forth in Section 6(e).

“Claim Certificate” has the meaning set forth in Section 6(e)(i).

“Closing” has the meaning set forth in Section 2(c).

“Closing Balance Sheet” means the Company’s unaudited consolidated balance sheet as of and for the five months ended May 31, 2009.

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Date Financial Information” has the meaning set forth in Section 2(h)(i).

“Closing Date Net Assets” has the meaning set forth in Section 2(h)(i).

“Closing Payment” has the meaning set forth in Section 2(b)(i).

“Closing Shares” has the meaning set forth in Section 2(b)(iii).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Recital A.

“Commission Filings” has the meaning set forth in Section 3(e).

“Common Units” has the meaning set forth in Recital B.

“Company” has the meaning set forth in Recital B.

“Competing Business” has the meaning set forth in Section 4(m).

“Confidential Information” has the meaning set forth in Section 7.

“Contingent Consideration” has the meaning set forth in Section 2(f).

“Contingent Consideration Statement” has the meaning set forth in Section 2(f).

“Contract” means any contract, open order, lease or other agreement (whether written or oral and whether express or implied) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its assets is otherwise legally bound, including without limitation, all distributor, sales representative and dealer agreements, contract manufacturing agreements, other outsourcing agreements, purchase and supply contracts, loan agreements and related agreements and documents, leases, maintenance contracts, license agreements, royalty agreements, works for hire or works made for hire agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, covenants not to compete, confidentiality or indemnification agreements by or for the benefit of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound, purchase and sale orders and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

“Disclosure Schedule” has the meaning set forth in Section 4.

“EBITDA” shall mean the Company’s earning before interest, taxes, depreciation and amortization, as determined by the Company’s independent certified public accountants and based on the Company’s audited financial statements.

“eLandia Common Stock” has the meaning set forth in Section 2(b).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreement” has the meaning set forth in Section 2(d)(i)(C).

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Escrow Agent” means Carlton Fields, P.A.

“Escrow Agreement” means the Escrow Agreement by and among Purchaser, Seller and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Fund” has the meaning set forth in Section 2(g).

“Escrowed Shares” has the meaning set forth in Section 2(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family” means (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Final Adjustment Date Balance Sheet Date” has the meaning set forth in Section 2(h)(ii).

“Final Contingent Consideration Determination Date” has the meaning set forth in Section 2(f).

“Final Decision” has the meaning set forth in Section 6(e)(v).

“Free Operating Cash Flows” shall mean the Company’s EBITDA less capital expenditures for any given period.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Indemnified Party” has the meaning set forth in Section 6(d)(i).

“Indemnifying Party” has the meaning set forth in Section 6(d)(i).

“Intellectual Property” means:

(i) all trademarks (registered or unregistered), service marks, brand names, trade names, domain names, certification marks, trade dress, assumed names, other indications of origin and the goodwill associated therewith, and all registrations or applications for registration thereof in any jurisdiction, including any extension, modification or renewal of any such registration or application;

(ii) all patents, patent applications, continuations, continuations-in-part, divisionals and foreign counterparts in any jurisdiction;

(iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other writings, expressions, mask works, firmware and videos, whether copyrighted, copyrightable or not, and all registrations or applications for registration of copyrights thereof and any renewals or extensions thereof in any jurisdiction;

(iv) trade secret and confidential information, and rights in any jurisdiction to limit the use or disclosure thereof by a third party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction (and whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise; and

(v) any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

“Knowledge” means the actual knowledge of the Person in question after reasonable investigation.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“LLC Agreement” has the meaning set forth in Recital B.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company and its Subsidiaries, taken as a whole, or to the ability of Seller or the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Purchaser has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Company or any of its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities (other than the current hostilities in Iraq and Afghanistan), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in GAAP, and (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity.

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 1% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 1% of the outstanding equity securities in a Person.

“Net Assets” means the total tangible assets of the Company and its Subsidiaries as set forth in the Closing Balance Sheet adjusted as to remove the effects, if any, caused by any of the following: (A) any change resulting from a change in GAAP; (B) any change resulting from a change of an accounting policy, practice, procedure, allocation method or estimation technique from that followed in preparing the Closing Balance Sheet; (C) any extraordinary or non-recurring gains or any transactions not in the ordinary course of business consistent with past practices of the Company; (D) any corrections relating to mathematical mistakes, mistakes in the application of accounting principles, or oversight or misuse of facts that existed at the date of the Closing Balance Sheet and affected the determination of any amounts in the Closing Balance Sheet; and (E) any change in the amount of the Company’s reserves for the Business from the amounts of the reserves reflected in the Closing Balance Sheet. For all purposes of this Agreement, reserves shall be deemed to include (without limitation) balance sheet reserves whether related to accounts receivable, billed or unbilled, contracts in process, inventories, fixed assets or any other assets of the Company, regardless of whether any such reserve is recorded as an offset to such asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet.

“Non-Compete Agreement” has the meaning set forth in Section 2(d)(i)(D).

“Note” has the meaning set forth in Section 2(b)(ii).

“Notice of Disagreement” has the meaning set forth in Section 2(f).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” has the meaning set forth in the Preface.

“Performance Targets” means the EBITDA targets for the Company as established on an annual basis by the board of managers of the Company, in its sole and absolute discretion; the Performance Targets for 2009 are set forth in Exhibit B attached hereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Primary Seller Documents” has the meaning set forth in Section 4(a).

“Prospectus” has the meaning set forth in Section 5(d).

“Purchase Price” has the meaning set forth in Section 2(b).

“Purchaser” has the meaning set forth in the Preface.

“Purchaser Financials” has the meaning set forth in Section 3(f).

“Purchaser Indemnification Deductible” has the meaning set forth in Section 6(f)(ii)(A).

“Purchaser Indemnified Parties” has the meaning set forth in Section 6(b).

“Purchaser Material Adverse Effect” or “Purchaser Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Purchaser and its Subsidiaries, taken as a whole, or to the ability of the Purchaser to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the other parties hereto have knowledge of such effect or change on the date hereof).

“Regulation D” has the meaning set forth in Recital A.

“Related Person” means, (i) with respect to a particular individual, (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (ii) with respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

“Related Proceeding” has the meaning set forth in Section 8(p).

“Representatives” means, (i) as it relates to the Company, (A) the Company’s officers, managers, members, employees, Affiliates, attorneys, advisors, accountants, agents and representatives, and (B) the officers, directors, managers, shareholders, members, employees, affiliates, attorneys, advisors, accountants, agents and representatives of the Company’s Subsidiaries, and (ii) as it relates to Seller, his Family, employees, Affiliates, attorneys, advisors, accountants, agents and representatives.

“Required Payment” has the meaning set forth in Section 6(g)(ii).

“Rule 144” has the meaning set forth in Section 4(p).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preface.

“Seller Indemnification Deductible” has the meaning set forth in Section 6(f)(i)(A).

“Series A Preferred Units” means the Series A Preferred Membership Units of the Company.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6(d)(i).

“Treasury Regulations” shall mean the treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 2. Purchase and Sale; Use of Proceeds.

(a) Purchase of Common Units. Subject to the terms and conditions in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Purchaser an aggregate of 3,000,000 Common Units in such amounts and for the consideration set forth in Section 2(b) below.

(b) Amount of Common Units Purchased; Purchase Price. Purchaser shall purchase, and Seller shall sell, 3,000,000 Common Units, which comprises 30.00% of the total issued and outstanding units of the Company, for the purchase price of US $1,000,000 cash plus shares of the common stock of Purchaser, par value $0.00001 per share (the “eLandia Common Stock”), payable at the Closing as follows (“Purchase Price”):

(i) $500,000 payable to Seller by wire transfer of immediately available funds (the “Closing Payment”);

(ii) $500,000 to be evidenced by an unsecured promissory note, bearing interest at 6% per annum, in the form of Exhibit C-1 attached hereto, executed by Purchaser and payable on July 1, 2010 (the “Note”); and

(iii) 2,500,000 shares of eLandia Common Stock of which (A) one-half ( 1/2) of such shares (or 1,250,000 shares) shall be deposited with the Escrow Agent and shall be held and released in accordance with the terms of an escrow agreement to be entered into by Purchaser, Seller and the Escrow Agent (the “Escrow Agreement”) and such shares shall constitute part of the Escrow Fund (the “Escrowed Shares”); and (B) one-half ( 1/2) of such shares (or 1,250,000 shares) shall be issued to Seller at Closing (the “Closing Shares”).

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective as the date hereof, or such other date as Purchaser and the Company may mutually determine (the “Closing Date”), and shall occur in accordance with the terms of an escrow closing letter to be executed by the Parties simultaneously herewith.

(d) Deliveries at Closing.

(i) At the Closing, Seller will deliver to Purchaser or Escrow Agent, as the case may be, the following items:

(A) one or more membership certificates evidencing the 3,000,000 Common Units duly endorsed in blank or accompanied by irrevocable assignments duly endorsed in blank and sufficient to transfer the Common Units to Purchaser free and clear of all Liens; and

(B) the executed Escrow Agreement to Purchaser and Escrow Agent;

(C) the executed amended and restated employment agreement in the form attached hereto as Exhibit D (the “Employment Agreement”);

(D) the executed amended and restated non-compete and non-solicitation agreement in the form attached hereto as Exhibit E (the “Non-Compete Agreement”);

(E) the executed termination and release agreement in the form attached hereto as Exhibit F (the “Termination Agreement”);

(F) Seller shall use best efforts to obtain an estoppel and waiver letter (the “Cisco Estoppel and Waiver”), in the form and content acceptable to Purchaser, from Cisco Systems, Inc. (“Cisco”), which shall include (i) consent to the transactions contemplated by this Agreement, (ii) a waiver of Cisco’s right to terminate that certain LATAM Systems Integrator Agreement dated as of February 14, 2005 by and between Cisco and the Company (the “Cisco Agreement”) upon the occurrence of a change in control of the Company, and (iii) a representation that the Company and its Subsidiaries are not in breach or default of the terms and conditions of the Cisco Agreement, executed by Cisco; and

(G) such other instruments and documents required to effect the transactions contemplated hereby.

(ii) At the Closing, Purchaser will deliver to Seller or Escrow Agent, as the case may be, the following items:

(A) the Closing Payment in the manner required under Section 2(b)(i) above;

(B) the Note;

(C) one or more stock certificates evidencing the Closing Shares;

(D) one or more stock certificates evidencing 1,250,000 shares of eLandia Common Stock to be held by the Escrow Agent under the Escrow Agreement;

(E) the executed Escrow Agreement to Seller and Escrow Agent;

(F) the executed Termination Agreement;

(G) a certified copy of resolutions of the Board of Directors of Purchaser approving the transactions contemplated hereby; and

(H) such other instruments and documents required to effect the transactions contemplated hereby.

(e) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Company and the Subsidiaries for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2(e). Purchaser and Seller and their Affiliates shall report and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

(f) Contingent Consideration. In addition to the Purchase Price, and as additional consideration for the sale of the Common Units, Purchaser shall be required to pay to Seller certain contingent consideration (the “Contingent Consideration”) in the event the Company achieves the Performance Targets set forth in Exhibit B attached hereto. In this regard (and provided Seller has not breached his agreements hereunder or under any of the Seller Primary Documents), Purchaser agrees to fund the amounts committed to the Company in accordance with the 2009 operating plan for the Company attached hereto as Schedule 2(f)(1). The aggregate amount of the Contingent Consideration shall be, at Seller’s option (1) up to an additional 5,000,000 restricted shares of eLandia Common Stock, (2) payment of up to a potential $8,000,000 in cash to be evidenced by additional non-interest bearing promissory note in the form of Exhibit C-2 attached hereto (the “Additional Note”), or (3) payment of 50% of the Contingent Consideration in additional shares of eLandia Common Stock and 50% of the Contingent Consideration with an Additional Note. On or before September 15, 2009, Seller shall make an irrevocable election to receive the Additional Note, shares of eLandia Common Stock or a combination thereof (as described in the preceding sentence) in satisfaction of any Contingent Consideration that he may be entitled to hereunder. In the event Seller does not make said irrevocable election by September 15, 2009, 11:00p.m. EST, the Company, at its discretion, shall make said election on behalf of Seller. If Seller elects to receive the Contingent Consideration solely in the form of an Additional Note, then Seller shall be required to terminate his employment arrangement with the Company on or prior to December 31, 2009. Such termination shall not trigger the payment of any of the severance benefits set forth in the Employment Agreement. Upon such termination, Seller shall provide the transition assistance required by Section 5(f), below, during the first quarter of 2010. If the Company’s results from operations in 2009 achieve the Performance Targets, Purchaser shall, within 10 days of the Final Contingent Consideration Determination Date, either: (i) execute and deliver to Seller the Additional Note; (ii) issue, in the name of Seller, up to the additional 5,000,000 shares of eLandia Common Stock and deliver such shares into escrow, subject to the provisions of the Escrow Agreement; or (iii) issue shares of eLandia Common Stock and an Additional Note, on a 50%/50% basis, as provided above. Subject to the terms of the Escrow Agreement (if shares) or the terms of the Additional Note, eight (8) semi-annual distributions of Contingent Consideration shall be made to Seller until the entire amount of Contingent Consideration has been paid. Unless there is a dispute as to whether the Performance Targets have been achieved, the eight (8) distributions shall be due on July 1 and December 31 of each year commencing on July 1, 2010. The determination of whether the Performance Targets have been achieved, shall be made by the independent certified public accountants regularly used by the Company. Promptly (but in no event later than 15 days) after March 31, 2010, Purchaser shall prepare and deliver to the Seller its determination as to whether the Performance Targets were achieved (the “Contingent Consideration Statement”). During the 20 days immediately following receipt of the Contingent Consideration Statement by the Seller, the Seller shall be entitled to review the Contingent Consideration Statement and any working papers, trial balances and similar materials relating to the preparation of the Contingent Consideration Statement. The Contingent Consideration Statement shall become final and binding upon the parties on the 20th day following delivery thereof unless the Seller gives written notice to the Purchaser of his disagreement with the Contingent Consideration Statement (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and the reasons therefor. If a timely Notice of Disagreement is received by the Purchaser with respect to the Contingent Consideration Statement, then the Contingent Consideration Statement (as it may be revised in accordance with clause (A) or (B) below), shall become final and binding upon the parties on the earlier of (A) the date the Purchaser and the Seller resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement, or (B) the date any matters in dispute are finally resolved in writing by the neutral accounting firm in the manner described below (the date on which the Contingent Consideration Statement so becomes final and binding being hereinafter referred to as the “Final Contingent Consideration Determination Date”). During the 30 days immediately following the delivery of any Notice of Disagreement, the Purchaser and the Seller shall seek in good faith to resolve any differences which they may have with respect to any matter specified in such Notice of Disagreement. At the end of such 30 day period, the Seller and the Purchaser shall submit to a neutral accounting firm for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement (it being understood that the neutral accounting firm shall act as an arbitrator to determine, based solely on presentations by the Purchaser and the Seller

(and not by independent review), only those matters which remain in dispute), and the neutral accounting firm shall reach a final, conclusive resolution of all matters which remain in dispute, which final resolution shall be binding upon the parties and not subject to collateral attack for any reason. The “neutral accounting firm” shall be mutually selected by the Purchaser and the Seller and shall be a nationally recognized independent public accounting firm. Each party shall pay its or his own costs and expenses incurred in connection with the resolution of any disputes; provided, however, that the fees and expenses of the neutral accounting firm shall be borne as follows: (i) if the neutral accounting firm resolves all of the remaining objections in favor of the Purchaser, the Seller will be responsible for all of the fees and expenses of the neutral accounting firm; and (ii) if the neutral accounting firm resolves all of the remaining objections in favor of the Seller, the Purchaser will be responsible for all of the fees and expenses of the neutral accounting firm.

Notwithstanding the payment schedule set forth above with respect to the eight (8) semi-annual distributions of Contingent Consideration,

(A) in the event the Company achieves or exceeds the Free Operating Cash Flow targets set forth in Schedule 2(f)(2) attached hereto, then such payments of Contingent Consideration shall be accelerated by one (1) year for each year in which the Company achieves or exceeds such targets; provided, however, that no such acceleration shall apply (notwithstanding the achievement of the Free Operating Cash Flow targets), if Purchaser elects to receive the Contingent Consideration solely in the form of an Additional Note; and

(B) Any Contingent Consideration in the form of shares of eLandia Common Stock shall be accelerated, paid and delivered to Seller upon a Change in Control of Purchaser; provided, no such acceleration shall be applicable to any Contingent Consideration in the form of an Additional Note.

In determining whether the Performance Targets have been achieved for purposes of the Contingent Consideration, any devaluation to the accounts receivable or other indebtedness or amounts due to the Company (including, without limitation, the Company’s VAT receivable arising from its Venezuela or other Latin American operations) resulting from any currency exchange risk (i.e., CADIVI) shall be deemed a charge to EBITDA.

(g) Escrow Fund. The Escrowed Shares of eLandia Common Stock constituting part of the Purchase Price as well as any additional shares of eLandia Common Stock constituting amounts of Contingent Consideration, if any, shall be deposited with the Escrow Agent and shall be held and released in accordance with the terms of the Escrow Agreement. All such shares of eLandia Common Stock deposited into escrow shall be referred to herein as the “Escrow Fund.” All amounts comprising the Escrow Fund shall be available to satisfy any Claim for indemnification by Purchaser hereunder. The Escrow Agreement shall provide, among other things, that the amounts constituting the Escrow Fund shall be released from time to time in accordance with the terms thereof; provided, however, that in the event of any Claim for indemnification by Purchaser hereunder, no portion of the Escrow Fund representing the maximum amount of such Claim shall be released from the Escrow Fund until the final, non-appealable resolution of any such indemnification Claim. In the event of any breach by Seller of the non-compete covenants set forth in the Non-Compete Agreement, in addition to all other remedies available to Purchaser and the Company, Seller will immediately forfeit all rights to any Contingent Consideration held pursuant to the Escrow Agreement and such consideration shall be returned to Purchaser. In addition, the Note and any Additional Note shall be subject to any set-off as provided thereunder for a breach of any of the Primary Seller Documents and as provided in Section 6, below.

(h) Post-Closing Adjustment.

(i) Attached as Exhibit G hereto is the Closing Balance Sheet, which the Parties agree represents the unaudited balance sheet of the Company and its Subsidiaries as of immediately prior to the Closing which accurately presents the Net Assets as at the Closing Date (the “Closing Date Net Assets”). The Purchase Price shall be reduced (the “Adjustment”), in accordance with the procedure set forth in this Section. The value of the Closing Date Net Assets shall be recalculated as of June 30, 2010 (the “Adjustment Date Net Asset Value”). For purposes of clarification, only those items set forth in the Closing Balance Sheet shall be evaluated in determining the Adjustment Date Net Asset Value. The Closing Balance Sheet is referred to collectively as the “Closing Date Financial Information.”

(ii) Within twenty-five (25) days after June 30, 2010, Purchaser shall cause to be prepared and shall deliver to Seller an unaudited balance sheet of the Company and its Subsidiaries for the period ended June 30, 2010 (the “Adjustment Date Balance Sheet”), prepared by the independent certified public accountant then regularly used by the Company. Such Adjustment Date Balance Sheet shall be prepared in accordance with GAAP. During the 20 days immediately following receipt of the Adjustment Date Balance Sheet by the Seller, the Seller shall be entitled to review the Adjustment Date Balance Sheet and any working papers, trial balances and similar materials relating to the preparation of the Adjustment Date Balance Sheet. The Adjustment Date Balance Sheet shall become final and binding upon the parties on the 20th day following delivery thereof unless the Seller provides a Notice of Disagreement to Purchaser of his disagreement with the Adjustment Date Balance Sheet prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and the reasons therefor. If a timely Notice of Disagreement is received by the Purchaser with respect to the Adjustment Date Balance Sheet, then the Adjustment Date Balance Sheet (as it may be revised in accordance with clause (A) or (B) below), shall become final and binding upon the parties on the earlier of (A) the date the Purchaser and the Seller resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement, or (B) the date any matters in dispute are finally resolved in writing by the neutral accounting firm in the manner described below (the date on which the Adjustment Date Balance Sheet so becomes final and binding being hereinafter referred to as the “Final Adjustment Date Balance Sheet Date”). During the 30 days immediately following the delivery of any Notice of Disagreement, the Purchaser and the Seller shall seek in good faith to resolve any differences which they may have with respect to any matter specified in such Notice of Disagreement. At the end of such 30 day period, the Seller and the Purchaser shall submit to a neutral accounting firm for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement (it being understood that the neutral accounting firm shall act as an arbitrator to determine, based solely on presentations by the Purchaser and the Seller (and not by independent review), only those matters which remain in dispute), and the neutral accounting firm shall reach a final, conclusive resolution of all matters which remain in dispute, which final resolution shall be binding upon the parties and not subject to collateral attack for any reason. The “neutral accounting firm” shall be mutually selected by the Purchaser and the Seller and shall be a nationally recognized independent public accounting firm. Each party shall pay its or his own costs and expenses incurred in connection with the resolution of any disputes; provided, however, that the fees and expenses of the neutral accounting firm shall be borne as follows: (i) if the neutral accounting firm resolves all of the remaining objections in favor of the Purchaser, the Seller will be responsible for all of the fees and expenses of the neutral accounting firm; and (ii) if the neutral accounting firm resolves all of the remaining objections in favor of the Seller, the Purchaser will be responsible for all of the fees and expenses of the neutral accounting firm.

(iii) In the event that the Closing Date Net Assets shall be less than the Adjustment Date Net Asset Value, then Seller shall be responsible to pay to Purchaser an amount equal to 30% of such difference. Such amount shall be deemed a Claim and shall be satisfied in accordance with the provisions of Section 6, below.

(i) Further Purchase Price Adjustment. In the event that the financial targets for the Company set forth in Schedule 2(i) attached hereto are achieved or exceeded by the Company, the Contingent Consideration shall be increased by any amounts owed by Seller to the Company or its Subsidiaries as set forth on Section 4(k) of the Disclosure Schedule and such increase shall be used by Purchaser to pay such debt to the Company on Seller’s behalf. In the event that the financial targets for the Company set forth in Schedule 2(i) attached hereto are not achieved, then any amounts owed by Seller to the Company or its Subsidiaries as set forth on Section 4(k) of the Disclosure Schedule shall be immediately setoff from the amount due under the Note.

(j) Put Option. In the event that the Performance Targets set forth in Exhibit B are fully (100%) satisfied by the Company, then Seller shall have the right to obligate Purchaser to purchase all or a portion of the 2,500,000 shares of eLandia Common Stock issued to Seller on the Closing Date at a purchase price of $1.00 per share. In order to exercise the foregoing option, Seller must deliver written notice to Purchaser on March 31, 2010 of his intent to exercise such option. If Seller does not deliver such written notice to Purchaser on a timely basis, the option provided in this Section shall expire with no further force or effect. If Seller timely delivers a notice of exercise under this Section, the closing of such purchase shall be held at such time and place as the parties may mutually agree upon (but in no event later than April 30, 2010). At such closing, Seller shall deliver certificates representing the shares of eLandia Common Stock being purchased by Purchaser, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, and such shares of eLandia Common Stock shall be free and clear of any liens, claims, options, charges, encumbrances or rights of others. Payment of the aggregate purchase price for such shares of eLandia Common Stock shall be made by Purchaser by delivery to Seller of a non-interest bearing two-year promissory note, providing for equal installments of principal payable on July 1 and December 31 of each year commencing on July 1, 2010 with the final payment occurring on July 1, 2012.

Section 3. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the following statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in Annex I attached hereto:

(a) Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, and judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser or any of its Subsidiaries is subject or any provision of its certificate of incorporation, bylaws, or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any material contract to which Purchaser or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(c) Legality. Purchaser has the requisite corporate power and authority to enter into this Agreement.

(d) Authorization. This Agreement and any related agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser, and such agreements, when executed and delivered by each of the Parties will each be a valid and binding agreement of Purchaser, enforceable in accordance with their respective terms, except to the extent that enforcement of each such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and to general principles of equity.

(e) Commission Filings. Purchaser has made all filings with the Commission (the “Commission Filings”) that it has been required to make under the Securities Act and the Exchange Act. As of their respective filing dates, the Commission Filings already filed by Purchaser or to be filed by Purchaser after the date hereof complied, or as to the filings to be made after the date hereof will comply, in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, as the case may be, and none of the Commission Filings contained or will contain any untrue statement of a material fact or omitted or will omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such filings have been all prior to the date of this Agreement corrected, updated or superseded by a document subsequently filed with the Commission.

(f) Financial Statements. The financial statements and related notes thereto contained in the Commission Filings (the “Purchaser Financials”) are correct and complete in all material respects, comply in all material respects with the Exchange Act, and the rules and regulations of the Commission promulgated thereunder and have been prepared in accordance with GAAP. The Purchaser Financials present fairly and accurately the consolidated financial condition and operating results of Purchaser and its Subsidiaries in all material respects as of the dates and during the periods indicated therein and are consistent with the books and records of Purchaser. Except as set forth in the Purchaser Financials, Purchaser and its Subsidiaries have no material liabilities, contingent or otherwise.

(g) Capitalization. On the date hereof, the authorized capital of Purchaser consists of: (i) 200,000,000 shares of common stock, par value $0.00001 per share, of which 24,780,220 shares are issued and outstanding; (ii) 35,000,000 shares of preferred stock, par value $0.00001 per share, of which – 0 – shares of Series A Preferred Stock are issued and outstanding and 4,118,263 shares of Series B Preferred Stock are outstanding; (iii) 2,606,700 shares of common stock reserved for issuance upon exercise of options or other awards under Purchaser’s 2007 Stock Option and Incentive Plan; and (iv) 9,500,000 shares of common stock reserved for issuance upon exercise of options or other awards under Purchaser’s 2008 Executive Incentive Plan. The Commission Filings accurately disclose the outstanding capital stock of Purchaser and all outstanding options, warrants, notes, or any other rights or instruments which would entitle the holder thereof to acquire shares of the common stock or other equity interests in Purchaser upon conversion or exercise, setting forth for each such holder the type of security, number of equity shares covered thereunder, the exercise or conversion price thereof, the vesting schedule thereof (if any), and the issuance date and expiration date thereof. Other than as disclosed in the Commission Filings, there are no outstanding rights, agreements, arrangements or understandings to which Purchaser is a party (written or oral) which would obligate Purchaser to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the Commission. Other than as disclosed in the Commission Filings, there is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of Purchaser, including without limitation any voting trust agreement or proxy. The Commission Filings accurately disclose all the shares subject to “lock-up” or similar agreements or arrangements by which any equity shares are subject to resale restrictions. Except as set forth in the Commission Filings, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of Purchaser or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(h) No Material Adverse Change. Since the most recent Commission Filing, there has not been any Purchaser Material Adverse Change.

(i) Legal Compliance. Except as disclosed in the Commission Filings, Purchaser and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not result in a Purchaser Material Adverse Effect.

(j) Litigation. Except as disclosed in the Commission Filings, there is no action, suit, proceeding, inquiry or investigation before or by any court, governmental authority, commission, board, bureau, agency or instrumentality or any other person, public board or body pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or its Subsidiaries or to which Purchaser or its Subsidiaries is a party or of which Purchaser is otherwise aware, wherein an unfavorable decision, ruling or finding would have a Purchaser Material Adverse Effect. Except as disclosed in the Commission Filings, there are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which Purchaser or its Subsidiaries is a party or by which any of them or any of their properties is bound that have a Purchaser Material Adverse Effect.

Section 4. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Company to Purchaser on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Authorization of Transaction. Seller has full legal capacity and is competent to execute and deliver this Agreement, the Employment Agreement, the Non-Compete Agreement and the Escrow Agreement (collectively, the “Primary Seller Documents”) and to perform his obligations hereunder and thereunder. Each of the Primary Seller Documents constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Primary Seller Documents.

(b) Capitalization; Ownership.

(i) On the date hereof, the authorized membership interest units of Company consists of (i) 25,000,000 Common Units, of which 3,000,000 Common Units are issued to Seller, and (ii) 15,000,000 Preferred Units, of which 7,000,000 are be designated as Series A Convertible Preferred Units all of which are issued to Purchaser. The Common Units shall be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being a holder thereof.

(ii) Seller is the sole beneficial and of record owner of all of the Common Units free and clear of all restrictions on transfer (other than restrictions under the Securities Act and state securities laws), direct or indirect equity participations, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. At the Closing, Seller will deliver to Purchaser valid title to all of the issued and outstanding Common Units free and clear of all Liens.

(iii) Section 4(b)(iii) of the Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth on Section 4(b)(iii) of the Disclosure Schedule, the Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), direct or indirect equity participations, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

(iv) Except as set forth in Section 4(b)(iv) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, anti-dilution rights, exchange rights, or other agreements (oral or written), contracts or commitments that could require the Company or any Subsidiary to sell, transfer, or otherwise dispose of any equity interests of the Company or any Subsidiary or that could require the Company or any Subsidiary to redeem, issue, sell, or otherwise cause to become outstanding any of its own equity interests. Except as set forth in Section 4(b)(iv) of the Disclosure Schedule, there is no outstanding appreciation, phantom stock, profit participation, or similar rights (oral or written) with respect to the Company or any Subsidiary. There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, distribution rights or transferability of equity interests with respect to any voting equity interests of the Company or any Subsidiary, including, without limitation, any voting trust agreement or proxy.

(v) Neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, and judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller, the Company or its Subsidiaries is subject or any provision of its certificate of formation, limited liability company agreement, or other governing documents, or

(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any Contract to which any of Seller, the Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither Seller, nor the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Closing Date Balance Sheet; Events Subsequent to Most Recent Fiscal Year End.

(i) The Closing Date Balance Sheet: (A) is true, complete, and correct as of its date, (B) is in accordance with and supported by and consistent with the books and records of the Company and its Subsidiaries, including, without limitation, a general ledger and detailed trial balances, which books and records have been made available to Purchaser, are correct and complete, in all material respects, and have been maintained in accordance with the Company’s and its Subsidiaries’ past practices, (C) has been prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto), and (D) presents fairly the consolidated financial position of the Company and its Subsidiaries as of the date thereof.

(ii) Since December 31, 2008, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, and except as set forth in Section 4(d)(ii) of the Disclosure Schedule, since that date there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or any of its Subsidiaries, or which would otherwise constitute a breach of the terms of the LLC Agreement or any other organizational documents of the Company or any of its Subsidiaries.

(e) Undisclosed Liabilities. Except as set forth in Section 4(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities (and, to Seller’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (including in any notes thereto) and (ii) Liabilities that have arisen after May, 31, 2009 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(f) Legal Compliance. The Company and its Subsidiaries have complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, the Foreign Corrupt Practices Act or any similar anti-corruption or anti-bribery statute, rule or regulation, as well as any laws applicable to Intellectual Property, tax, employment or environmental matters, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Company or its Subsidiaries.

(g) Accounts Receivable and other Indebtedness. Section 4(g) of the Disclosure Schedule sets forth a true and accurate list and aging of all accounts receivable (and other amounts due to the Company including, without limitation, a VAT receivable arising from the Company’s Venezuela operations) of the Company as well as a list of other indebtedness payable to the Company and its Subsidiaries. All accounts receivable and other indebtedness are reflected properly in the Company’s and its Subsidiaries’ books and records. All accounts receivable have been incurred in the Ordinary Course of Business and represent the valid and enforceable obligations of the debtors subject to no setoffs or counterclaims. All such accounts receivable are current and are collectible in accordance with their terms at their full recorded amounts and shall be collected as of the Adjustment date, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries, and which such reserve is adequate for the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted.

(h) Litigation. Section 4(h) of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(h) of the Disclosure Schedule could result in any Material Adverse Change. None of the managers, directors and officers (and employees with responsibility for litigation matters) of the Company or any of its Subsidiaries has any Knowledge that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or any of its Subsidiaries or that there is any Basis for the foregoing.

(i) Employee Benefits. Section 4(i) of the Disclosure Schedule sets forth each benefit extended to employees of the Company or any of its Subsidiaries under any Employee Benefit Plan or otherwise that the Company or any of its Subsidiaries maintains, to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any Liability. Except for such Employee Benefit Plans, there are no other employee benefits offered or other arrangements (oral or written) pursuant to which the Company or any of its Subsidiaries are obligated.

(j) Guaranties. Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

(k) Indebtedness to Officers, Directors, Managers and Equity Holders. Except as provided in Section 4(k) of the Disclosure Schedule, neither (i) the Company nor any of its Subsidiaries is indebted to any of the Company’s or its Subsidiaries’ equity holders, officers, directors or managers, or their respective Affiliates in any amount whatsoever (including, without limitation, any deferred compensation, salaries or rent payable), nor (ii) Seller nor any of his Affiliates is indebted to the Company, its Subsidiaries or any of their respective Affiliates in any amount whatsoever (including, without limitation, any deferred compensation, salaries or rent payable). To the extent any such indebtedness exists, such indebtedness is valid, in good standing and being collected or paid in accordance with the terms thereof.

(l) Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any of its Subsidiaries has offered or given, and the Company is not aware of any Person that has offered or given, on the Company’s or Subsidiaries’ behalf, anything of value to, in violation of any law, including the Foreign Corrupt Practices Act of 1977, as amended: (i) any official of a governmental body, any political party or official thereof or any candidate for political office; (ii) any customer or member of any governmental body; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any governmental body to affect or influence any act or decision of such governmental body to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate governmental body (without any resulting fine or penalty to the Company or any of its Subsidiaries).

(m) Relationships with Related Persons. Except as set forth on Section 4(m) of the Disclosure Schedule, no officer, director, manager or principal equity holder of the Company or any of its Subsidiaries nor any Related Person of any of the foregoing has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of the Company or any of its Subsidiaries. Except as set forth on Section 4(m) of the Disclosure Schedule, no officer, director, manager or equity holder of the Company or any of its Subsidiaries nor any Related Person of the any of the foregoing is, or has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or its Subsidiaries with respect to any line of the merchandise or services of such company (a “Competing Business”) in any market presently served by such company except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Section 4(m) of the Disclosure Schedule, no officer, director, manager or equity holder of the Company or any of its Subsidiaries nor any Related Person of any of the foregoing is a party to any contract with, or has claim or right against, the Company.

(n) Powers of Attorney. Except as set forth in Section 4(n) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.

(o) Private Offering. Subject to the accuracy of Purchaser’s representations and warranties set forth in Section 3 hereof, the offer and sale of the Common Units are exempt from the registration requirements of the Securities Act and any applicable state securities laws and are in compliance with all federal and state securities laws and regulations. Seller agrees that neither Seller nor anyone acting on its behalf will offer any of the Common Units, or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. Seller has not offered or sold the Common Units by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

(p) Securities Laws. Seller expressly agrees and acknowledges that the shares of eLandia Common Stock are not being registered and Purchaser has no present intention of registering such shares pursuant to the Securities Act or otherwise, and the issuance of the eLandia Common Stock is intended to be exempt from registration under Section 4(2) of the Securities Act as a “transaction by an issuer not involving any public offering” and that reliance on such exemption is predicated, in part, on Seller’s representations and warranties contained herein. Seller further acknowledges that the eLandia Common Stock is being obtained solely for Seller’s own account and for investment purposes only, within the meaning of the Securities Act, and that Seller has no plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the eLandia Common Stock. Seller understands that the eLandia Common Stock is characterized as “restricted securities” under the federal securities laws inasmuch as such eLandia Common Stock is being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Seller is familiar with Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(q) Disclosure. No representation or warranty by Seller contained in this Agreement or any document or certificate furnished or to be furnished by or on behalf of Seller to Purchaser in connection herewith or with the Closing contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

Section 5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below).

(b) Transfer Restrictions. Purchaser acknowledges that (i) the Common Units have not been registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration, and (ii) any sale of the Common Units made in reliance upon Rule 144 may be made only in accordance with the terms of Rule 144. The provisions of this Section 5, together with the rights of Purchaser under this Agreement and the other Primary Seller Documents, shall be binding upon any subsequent transferee of the Common Units.

(c) Restrictive Legend. Purchaser acknowledges and agrees that, until such time as the Common Units shall have been registered under the Securities Act or Purchaser demonstrates to the reasonable satisfaction of Seller and its counsel that such registration shall no longer be required, such Common Units may be subject to a stop-transfer order placed against the transfer of such Common Units, and such Common Units shall bear a restrictive legend in substantially the following form:

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

(d) Piggy-Back.

(i) Generally. If the Purchaser proposes to file, on its behalf and/or on behalf of any of its securities sellers, a Registration Statement under the Securities Act other than in connection with a dividend reinvestment, employee stock purchase, option or similar plan or in connection with a merger, consolidation or reorganization, the Purchaser shall give written notice to Seller at least 30 days before the filing with the Commission of such Registration Statement. To the extent Seller desires to include any of the Closing Shares and/or the Escrowed Shares in such Registration Statement, Seller shall give written notice to the Purchaser within 20 days after the date of mailing of such offer, and shall deliver to the Purchaser a letter from counsel selected by Seller to the effect that registration under the Securities Act is required in order for Seller to publicly offer and sell such shares without volume or other limitations. The Purchaser shall thereupon include in such filing such shares of eLandia Common Stock designated by Seller and, subject to its right to withdraw such filing, shall use its best efforts to effect registration under the Securities Act of such shares. The Purchaser expects, and shall use its best efforts, to file a Registration Statement with the Commission by December 31, 2011.

(ii) Conditions. The right of the Seller to have shares included in any Registration Statement in accordance with the provisions of this Section shall be subject to the following conditions:

(A) The Purchaser shall have the right to require that the Seller agree to refrain from offering or selling (other than in a private sale) any shares of eLandia Common Stock that Seller owns which are not included in any such Registration Statement in accordance with this Section for any time period (not to exceed 180 days) specified in writing by any managing underwriter of the offering to which such Registration Statement relates;

(B) If any managing underwriter of the offering to which the Registration Statement relates informs the Purchaser in writing that the total number of shares of eLandia Common Stock requested by the Seller to be included in the Registration Statement is sufficiently large to affect the success of such offering adversely, then the Purchaser will include only the number of shares, if any, in the Registration Statement that such managing underwriter shall advise the Purchaser will not so affect the offering, and reductions in the number of shares of common stock owned by the Seller, along with other persons who have elected to have shares of eLandia Common Stock included in such Registration Statement, will be made proportionate to their respective percentages of ownership of shares to be included in the Registration Statement;

(C) To the extent Seller has shares included in a Registration Statement pursuant to this Section, the Purchaser shall furnish Seller with such number of copies of the prospectus relating to the offering (the “Prospectus”) (including any preliminary prospectus or supplemental or amended prospectus) as such Holder may reasonably request in order to facilitate the sale and distribution of its shares; and

(iii) Right to Terminate. Notwithstanding the foregoing, the Purchaser in its sole discretion may determine not to file the Registration Statement or proceed with the offering as to which the notice specified herein is given without any liability to Seller.

(iv) Number of Shares. Seller shall have the right to register shares of eLandia Common Stock under this Section on each occasion that Purchaser registers shares during a three (3) year period commencing on the date hereof.

(v) “No Action” Letter; Opinion of Counsel. Seller shall not have registration rights under this Section with respect to any sales proposed by Seller of shares as to which sales (i) a “no action” letter is received from the Commission or its staff confirming the availability of an exemption from the requirements of the Securities Act, or (ii) an unqualified opinion of counsel to the Purchaser is rendered to the effect that registration of such shares for such sales is not required; provided that in both cases (i) and (ii) above, the volume limitations of Rule 144(e) under the Securities Act shall not limit the amount of shares of eLandia Common Stock that the Seller is entitled to offer and sell without registration under the Securities Act.

(vi) Recall of Prospectuses, etc. With respect to a Registration Statement or amendment thereto filed pursuant to this Section, if, at any time, the Purchaser notifies the Seller that an amendment or supplement to such Registration Statement or amendment or the prospectus included therein is necessary or appropriate, the Seller will forthwith cease selling and distributing shares thereunder and will forthwith redeliver to the Purchaser all copies of such Registration Statement and prospectuses then in their possession or under their control.

(vii) Cooperation of Sellers. The Purchaser shall be entitled to require that Seller cooperate with the Purchaser in connection with a registration of any shares pursuant to this section and furnish such information, representations, undertakings and agreements regarding Seller and the distribution as may be reasonably required by the Purchaser or as required by law in connection therewith.

(viii) Expenses. The Purchaser will bear all the expenses in connection with any Registration Statement under this Section other than any fees and expenses of Seller’s counsel, transfer taxes payable on the sale of such shares and fees and commissions of broker’s, dealers and underwriters.

(ix) Indemnification. In the event of the registration of any securities under the Securities Act pursuant to this Section, the Purchaser and the Seller shall provide to each other customary indemnification to the extent of any loss, claim, damage, liability or expense arising out of such registration.

(e) Filings. Seller undertakes and agrees that, at Purchaser’s cost and request, he will make all required filings in connection with the sale of the Common Units to Purchaser as required by U.S. federal and state laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the rules and regulations of the Commission), and to provide copies thereof to Purchaser promptly after such filing or filings.

(f) Transition Assistance. In the event that the Employment Agreement is terminated for any reason or Seller’s employment relationship with the Company is otherwise terminated, then for the period commencing on the effective date of such termination and for 90 days thereafter, and so long as Purchaser materially complies with its obligations under the Primary Seller Documents, Seller shall make himself available to Purchaser and the Company on a reasonable basis, during normal business hours, to provide transition assistance. Such transition assistance shall including, without limitation (i) arranging and attending meetings with the Company’s material clients and vendors for the purposes of introducing representatives of Purchaser, (ii) arranging and attending meetings with Company management and employees formerly under Seller’s supervision, and (iii) reviewing and executing future consents or minutes relating to his tenure with the Company, as appropriate. In addition, Seller shall promptly execute and deliver any other agreements, documents or instruments which the Company or Purchaser may reasonably require in connection with the termination of Seller’s employment relationship with the Company including, without limitation, resignations from any and all positions held with the Company, any of its Subsidiaries, Purchaser or any of their respective Affiliates (including any board and committee memberships). Purchaser shall reimburse Seller’s out-of-pocket costs, and pay Seller $250 per hour, for services actually rendered under this subsection (f) (such payments to be made consistent with Purchaser’s normal payroll practices and schedule).

Section 6. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. The representations and warranties of Seller contained in Section 4 above shall survive the Closing hereunder (even if Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter; provided, however that the representations and warranties set forth in Sections 4(a), (b) and (c) shall survive indefinitely. The representations and warranties of Purchaser contained in Section 3 above shall survive the Closing hereunder (even if Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter; provided, however that the representations and warranties set forth in Sections 3(a), (b), (c) and (d) shall survive indefinitely.

(b) Indemnification Provisions for Purchaser’s Benefit. Seller agrees to indemnify Purchaser and its officers, directors, employees, agents, partners, stockholders and Affiliates and, following the Closing, the Company and its Subsidiaries (collectively, the “Purchaser Indemnified Parties”) for, and hold each Purchaser Indemnified Party harmless from and against: (x) any Adverse Consequences (without any rights of contribution or indemnification from the Company or any Subsidiary whether arising under any charter documents, contracts between the Company and/or Subsidiaries and Seller or otherwise), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by Seller herein or in any of the other Primary Seller Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by Seller herein or in any of the other Primary Seller Documents or any other document contemplated hereby or thereby, including, without limitation, any breach by Seller under the Non-Compete Agreement; and

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by Seller in connection with the sale of the Common Units by Seller to Purchaser.

To the extent that the foregoing undertaking by Seller may be unenforceable for any reason, Seller shall, subject to the limitations on indemnity contained in this Agreement (including those contained in subsections (a) and (f) of this Section 6), make the maximum contribution to the payment and satisfaction of each of Purchaser’s Adverse Consequences which is permissible under applicable law. Seller agrees that with respect to the payment of the Purchaser Indemnified Parties’ Adverse Consequences to the Purchaser Indemnified Parties, Purchaser shall, in addition to other remedies, be entitled to offset as payment for such Adverse Consequences any portion or all of any payment due hereunder as Contingent Consideration.

(c) Indemnification Provisions for Seller’s Benefit. Purchaser agrees to indemnify Seller for, and hold Seller harmless from and against any and all Adverse Consequences (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by Purchaser herein or in any of the other Primary Seller Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by Purchaser herein or in any of the other Primary Seller Documents; or

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by Purchaser in connection with the sale of the Common Units by Seller to Purchaser.

To the extent that the foregoing undertaking by Purchaser may be unenforceable for any reason, Purchaser shall, subject to the limitations on indemnity contained in this Agreement (including those contained in subsections (a) and (f) of this Section 6), make the maximum contribution to the payment and satisfaction of each of the Company’s Adverse Consequences which is permissible under applicable law.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his or its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 6(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv) In the event any of the conditions in Section 6(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he or it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 6.

(e) Purchaser Indemnification Procedure. Any claim (a “Claim”) for indemnification by Purchaser under this Section 6 shall be resolved in the manner set forth in this Section 6(e), as follows:

(i) Promptly on becoming aware of any circumstances which have given or could give rise to a Claim, Purchaser shall provide Seller and the Escrow Agent with a certificate in writing (a “Claim Certificate”) setting forth in reasonable detail the Basis of such Claim in respect of which payment pursuant to this Section 6 is then being sought and the amount to be paid in respect thereof.

(ii) Following receipt of the Claim Certificate, Seller shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of that investigation, Purchaser shall make available to Seller the information relied on by Purchaser to substantiate the Claim, together with such information as Seller may reasonably request.

(iii) If the Parties agree at or prior to the expiration of such 30-day period (or agree to any extension of this period) to the validity and amount of the Claim, then the Parties will instruct the Escrow Agent to disburse the agreed amount to be paid with respect to such Claim (the “Agreed Amount”) from the Escrow Fund as set forth in Section 6(g).

(iv) In the event Seller does not dispute a Claim within 30 days after the delivery of the Claim Certificate, then the Claim will be deemed to be accepted by Seller. In such event the Escrow Agreement will provide that the Escrow Agent is authorized to disburse the amount of such Claim from the Escrow Fund as set forth in Section 6(g).

(v) In the event Seller disputes all or a portion of a Claim and the Parties are unable to reach an agreement regarding within 30 days after Seller’s receipt of the Claim Certificate, then the Claim will be submitted to binding arbitration as provided in Section 8(t) of this Agreement. Upon receipt by either Seller or Purchaser of the final written determination of such claim by the arbitrator (the “Final Decision”), Seller or Purchaser (as the case may be) shall deliver the Final Decision to Escrow Agent, with instructions to disburse the amount specified in the Final Decision from the Escrow Fund as set forth in Section 6(g).

(f) Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Parties to indemnify each other under Sections 6(b) and 6(c), respectively, will be subject to the following limitations:

(i) Limitation on Seller’s Indemnification Obligations.

(A) Seller shall not have any obligation to indemnify the Purchaser Indemnified Parties from or against any Adverse Consequences resulting from any matter for which indemnification exists as provided in Section 6(b)(i) and 6(b)(iii) through (iv) above, until Seller is required to pay the Purchaser Indemnified Parties for Adverse Consequences in excess of US $750,000 in the aggregate (after which amount Seller will be obligated to indemnify and hold the Purchaser Indemnified Parties harmless with respect to only those Adverse Consequences in excess of US $750,000) (the “Seller Indemnification Deductible”). Further, in determining Adverse Consequences for purposes of the Seller Indemnification Deductible, any qualifications of any representation or warranty with respect to “materiality,” “material,” “Material Adverse Change,” “Material Adverse Effect” or any similar qualification, shall be disregarded. Notwithstanding any of the preceding provisions of this Section 6(f)(i), the Seller Indemnification Deductible shall not apply to any breach (or alleged breach) of any representation or warranty contained in Sections 4(a), 4(b) and 4(c) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Section 4, and Seller shall indemnify and hold the Purchaser Indemnified Parties harmless against all Adverse Consequences (from the first dollar) that the Purchaser Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any one or more of such breaches.

(B) The Parties acknowledge and agree that the Seller Indemnification Deductible shall not apply to any Adverse Consequences incurred by the Purchaser Indemnified Parties under Section 6(b)(ii).

(C) In addition, with respect to any Adverse Consequences incurred by the Purchaser Indemnified Parties as a result of any Claims, Seller shall be responsible solely for 30% of the amount of such Adverse Consequences (after taking into account the Seller Indemnification Deductible, if applicable) provided that such Claims do not arise or are related to any fraudulent or intentional misrepresentation or omission by Seller in which case Seller shall be responsible for the full amount of such Adverse Consequences.

(ii) Limitation on Purchaser’s Indemnification Obligations.

(A) Purchaser shall not have any obligation to indemnify Seller from or against any Adverse Consequences resulting from any matter for which indemnification exists as provided in Sections 6(c)(i) and 6(c)(iii) above, until Purchaser is required to pay Seller for Adverse Consequences in excess of US $750,000 in the aggregate (after which amount Purchaser will be obligated to indemnify and hold Seller harmless with respect to only those Adverse Consequences in excess of US $750,000) (the “Purchaser Indemnification Deductible”). Further, in determining Adverse Consequences for purposes of the Purchaser Indemnification Deductible, any qualifications of any representation or warranty with respect to “materiality,” “material,” “material adverse change,” “material adverse effect” or any similar qualification, shall be disregarded. Notwithstanding any of the preceding provisions of this Section 6(f)(ii), the Purchaser Indemnification Deductible shall not apply to any breach (or alleged breach) of any representation or warranty contained in Sections 3(a), 3(b), 3(c) and 3(d) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Section 3, and Purchaser shall indemnify and hold Seller harmless against all Adverse Consequences (from the first dollar) that Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any one or more of such breaches.

(B) The Parties acknowledge and agree that the Purchaser Indemnification Deductible shall not apply to any Adverse Consequences incurred by Seller under Section 6(c)(ii) above.

(g) Right of Set-Off; Payment of Purchaser Claims.

(i) Purchaser may set-off any amounts with respect to any Claim to which it is entitled to indemnification under this Section 6 against any and all amounts otherwise payable under the Note or any Additional Note, upon notice to Seller of its intent to reduce or omit any payment thereunder and specifying in reasonable detail the basis of such set-off. The exercise of such right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a default under the Note or any Additional Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. Purchaser shall also be entitled to this right of set-off for a breach by Seller of any of the Primary Seller Documents.

(ii) In the event that Purchaser is entitled to any payment with respect to any Claim pursuant to the provisions of Section 6(e) (a “Required Payment”) then such payment will be made in the following priority:

(A) first, as a setoff (as described above) against any and all payments due under the Note or any Additional Note evidencing the payment of Contingent Consideration; and

(B) second, as a reduction and immediate cancellation of any shares of eLandia Common Stock held in the Escrow Fund including the Escrowed Shares and any shares evidencing the payment of Contingent Consideration.

(iii) In the event that the Escrow Fund is insufficient to cover the full amount of any Required Payment, Seller shall be liable for, and obligated to pay, the balance of the Required Payment which shall be paid immediately to Purchaser.

(h) Exclusive Remedies; Other Indemnification Provisions. Notwithstanding anything to the contrary contained in this Agreement:

(i) The remedies provided in this Section 6 constitute the sole and exclusive remedies available to each Party hereto for recoveries against another Party hereto for breaches or failures to comply with or non-fulfillment of the representations, warranties, covenants and agreements in this Agreement, except that nothing in this Agreement shall limit the right of any Party to pursue any appropriate remedy at equity (including, without limitation, specific performance pursuant to Section 8(o)) or any appropriate remedy based upon allegations of fraud in connection with this Agreement.

(ii) Seller agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a manager or managing-member of the Company or any of its Subsidiaries or was serving at the request of the Company or any of its Subsidiaries as a partner, trustee, manager or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, operating agreement, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Any indemnification payable in accordance with this Section 6 shall be net of cash amounts actually recovered (after deducting related costs and expenses) by the indemnified party for Adverse Consequences for which such indemnification payment is made under any insurance policy, warranty or indemnity from any person other than a party to this Agreement.

(iii) Each Party agrees to use commercially reasonable efforts to obtain the benefits of any insurance coverage, warranty or indemnity from any other party with respect to any matter that might give rise to a claim for indemnification under this Agreement, and all costs and expenses incurred by the indemnified party in connection therewith, whether or not such claim is ultimately paid by any such third party pursuant to insurance, warranty or indemnity, shall be added to the indemnification claim.

(iv) Seller shall not be required to indemnify any Purchaser Indemnified Parties for any Adverse Consequences that serves as the basis for a Purchase Price reduction pursuant to Section 2(h), above.

Section 7. Confidentiality. Neither Party will at any time on or after the date hereof, directly or indirectly, without the prior written consent of the other Party, disclose any Confidential Information involving or relating to the other Party or the other Party’s Subsidiaries or business, or use such Confidential Information for any purpose other than the evaluation of the transaction contemplated by this Agreement. As used herein, “Confidential Information” means all confidential or proprietary information of either Party and its Subsidiaries, including: (1) customer and supplier information, including lists of names and addresses of customers and suppliers of such Party, its Subsidiaries or its Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by such Party or any of its Affiliates or Subsidiaries, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities, software or technology of such Party, (5) financial performance figures, financial projections, channels of distribution, trade secrets, names of creditors or partners, market projections, price lists, pricing policies, models and other confidential and proprietary information relating to the business and operations of any Party or any of its Affiliates or Subsidiaries, and (6) information identified as confidential and/or proprietary in internal documents of such Party; provided, however, that Confidential Information shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof). The Confidential Information shall also include (i) the fact that the Confidential Information has been made available to a Party, and (ii) any of the terms, conditions or to other facts with respect to this Agreement, the transactions contemplated hereby or any of the agreements contemplated hereby. In the event that any Party or any of its Affiliates or representatives are required by applicable law or regulation or by legal process to disclose any Confidential Information, each Party agrees that it shall, and shall cause its Affiliates and representatives to, provide the other Party with prompt notice of such request or requirement in order to enable the other Party to seek an appropriate protective order or other remedy, to take steps to resist or narrow the scope of such requirement.

Section 8. General Provisions.

(a) Investigation. All of the representations, warranties, covenants and agreements of Seller, on the one hand, and Purchaser, on the other hand, contained or incorporated herein shall remain effective in accordance with their respective terms notwithstanding any investigation at any time made by or on behalf of Purchaser or Seller (as the case may be) or of any information or facts discovered by or on behalf of Purchaser or Seller (as the case may be) in connection with such investigation. Any such investigation shall not constitute a waiver or relinquishment on the part of any Party of such Party’s right to rely on any of the warranties, representations, covenants and agreements of Purchaser or Seller (as the case may be) in or pursuant to this Agreement.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser and Seller.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the Primary Seller Documents, any certificate, schedule, exhibit or other document delivered pursuant to its terms herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Purchaser; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), without the consent of the other Parties hereto.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile and electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) two (2) Business Days after being sent to the recipient by a reputable internationally recognized overnight courier service (charges prepaid), (iii) upon receipt of confirmation of an error-free facsimile transmission after being sent to the recipient by facsimile;

provided, that a copy of such confirmation is mailed by certified mail, return receipt requested (postage prepaid), or (iv) upon receipt of electronic mail; provided, that a copy thereof is sent by mail (as aforesaid) within 24 hours of such electronic mail, and addressed to the intended recipient as set forth below:

(i)	If to Seller, to: Jorge Alvarado 13601 SW 84th Court Miami, Florida 33158 Telephone: (786) 201-2421 Email: jalvarado@desca.com with a copy to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, Florida 33131

Attn: Luis A. de Armas, Esq.

Telephone: (305) 358-6300

Facsimile: (305) 347-7814

Email: ldearmas@shutts.com

(ii)

if to Purchaser, to

eLandia International Inc.

133 Sevilla Avenue

Coral Gables, Florida 33134

Attn: Pete R. Pizarro, Chief Executive Officer and

Diana P. Abril, General Counsel

Telephone: (305) 415-8830

Facsimile: (786) 413-1913

Email: pete.pizarro@elandiaintl.com

with a copy to:

Carlton Fields, P.A.

4000 International Place

100 Southeast Second Street

Miami, Florida 33131

Attn: Seth P. Joseph, Esq.

Telephone: (305) 530-0050

Facsimile: (305) 530-0055

Email: sjoseph@carltonfields.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Fees, Costs and Expenses. Each of Purchaser and Seller shall bear its or his own costs, including attorney’s fees, incurred in the negotiation of this Agreement and consummating of the transactions contemplated herein.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. All Parties have been advised and have had the opportunity to consult with and have this Agreement reviewed by separate and independent counsel prior to the execution hereof and by each Party’s execution and delivery of this Agreement such Party shall be deemed to either have had such a review or to voluntarily waive such review. The Parties acknowledge that they have executed this Agreement only after due consideration and they were not coerced or intimidated to execute this Agreement, and that in executing this Agreement, the Parties and their respective counsel have not relied upon any oral or written statements or acts made by any other party other than as expressly set forth in this Agreement.

(n) Incorporation of Exhibits, Annexes, and Disclosure Schedule. The Exhibits, Annexes, and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event the Seller breaches this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law, so that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(p) Submission to Jurisdiction. Each of the Parties irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida located in the County of Miami-Dade, and of the United States District Courts for the Southern District of Florida for the purposes of any suit, action, or proceeding relating to or arising out of this Agreement (a “Related Proceeding”), agrees not to bring any such suit, action or proceeding in any other court or jurisdiction and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, and (ii) the defense of forum nonconveniens to the maintenance of any Related Proceeding in any such court.

(q) Recordation. This Agreement may not be recorded by any Party hereto without the prior written consent of the other Party hereto, which such consent may be withheld by any Party in its sole and absolute discretion.

(r) Attorneys’ Fees. If any action should arise between the Parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys’ fees.

(s) Waiver of Jury Trial. THE PARTIES, BY THEIR EXECUTION OF THIS AGREEMENT, WAIVE TRIAL BY JURY IN ANY RELATED PROCEEDING. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

(t) Arbitration.

(i) Except as otherwise specifically provided in this Agreement, if any controversy or dispute arises under, out of or in relation to any of the provisions hereof which cannot be settled by the Parties within sixty (60) calendar days after the same shall arise (the Parties hereby agreeing to use best efforts to communicate in person, by telephone or by letter to discuss any such controversy or dispute) such controversy or dispute shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association or its successor (“AAA”). The arbitration shall be held in Miami, Florida before a panel of three arbitrators with each Party selecting one and the two selected arbitrators selecting the third and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified therein.

(ii) The Parties covenant and agree that the arbitration shall commence within one hundred eighty (180) calendar days of the date on which a written demand for arbitration is filed by any Party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production documents by each Party and any third-party witnesses. In addition, each Party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving Party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witness or expert. The arbitrator’s decisions and award shall be made and delivered within six (6) months of the selection of the arbitrator.

(iii) The arbitrator’s decisions shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(iv) The Parties covenant and agree that they will participate in the arbitration in good faith. The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against the non-prevailing party to any proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. This Section 8(t) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief of any Party may proceed in court without prior arbitration for the limited purposes of avoiding immediate and irreparable harm.

(v) The provisions of this Section 8(t) shall be enforceable in any court of competent jurisdiction. Each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of the courts of the State of Florida for the purposes of enforcing the arbitration provisions of this Section 8(t). Each Party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made.

(u) Additional Acts. At or subsequent to the Closing, the parties shall execute and deliver any other instruments and take any actions, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, following the Closing, Seller, on the one hand, and Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER: ELANDIA INTERNATIONAL INC., a Delaware corporation

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

SELLER:

/s/ Jorge Enrique Alvarado Amado
Jorge Enrique Alvarado Amado, an individual